UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2018

BIO-TECHNE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17272	41-1427402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

614 McKinley Place NE

Minneapolis, MN 55413

(Address of Principal Executive Offices) (Zip Code)

(612) 379-8854

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On June 25, 2018, Bio-Techne Corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Agreement”) with Exosome Diagnostics, Inc. a Delaware corporation (“ExosomeDx”), Enzo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Securityholders’ Representative. Pursuant to the terms of the Agreement, Merger Sub will merge with and into ExosomeDx, with ExosomeDx continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

The Company agreed to pay an initial amount at closing of $250 million for the acquisition of ExosomeDx, which amount will be distributed to the securityholders of ExosomeDx after payment of ExosomeDx’s debt, transaction expenses, and obligations related to change of control arrangements. Of the $250 million initial purchase price, $25 million will be held in escrow for three years, subject to an initial release on the 15 month anniversary of the closing of the transaction, to secure indemnity obligations of the securityholders of ExosomeDx contained in the Agreement. The purchase price may be adjusted post-closing based on the final levels of cash and working capital of ExosomeDx at closing. In addition to the $250 million initial purchase price, the Company will pay additional contingent consideration of up to $325 million to the securityholders of ExosomeDx if certain future EBITA targets are met. Specifically, if EBITA in 2020 is between $45 million and $58 million or greater, the securityholders will receive an additional payment of up to $250 million. In addition, in 2022 if EBITA for a new instrument product is between $54 million and $70 million or greater, and EBITA for the remaining business is between $150 million and $190 million, the securityholders will receive additional consideration of up to $45 million and $30 million, respectively.

The closing of the acquisition is subject to the satisfaction of customary closing conditions. The Company intends to finance the acquisition through a combination of cash on hand and a new revolving line of credit facility, which the Company is in the process of negotiating. The acquisition is not subject to any financing contingencies.

The parties intend to close the acquisition on or around August 1, 2018, subject to satisfaction of the closing conditions and the other terms and conditions of the Agreement. The actual closing date may be different.

This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

A copy of the press release announcing the acquisition is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1

Agreement and Plan of Merger by and among Bio-Techne Corporation, Enzo Merger Sub, Inc., Exosome Diagnostics, Inc. and Shareholder Representative Services LLC, as the Securityholders’ Representative, dated June 25, 2018.*

99.1	Press Release, dated June 25, 2018.

*

Pursuant to Item 601(b)(2) of Regulation S-K, except for Schedule 1.6, the Exhibits and Schedules to the Agreement and Plan of Merger (identified therein) have been omitted from this Report and will be furnished supplementally to the SEC upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-TECHNE CORPORATION

Date: June 25, 2018	By:	/s/ Brenda S. Furlow
Brenda S. Furlow Senior Vice President, General Counsel and Secretary

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